Exhibit 99.3
NOTICE TO READER

As of June 28, 2024, Celestica Inc. (Company) determined that it no longer qualified as a “foreign private issuer” as such term is defined in Rule 405 promulgated under the U.S. Securities Act of 1933, as amended. As a result, effective January 1, 2025, the Company was required to comply with all of the periodic disclosure and current reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, applicable to U.S. domestic issuers, rather than the forms the Company has filed or furnished with the U.S. Securities and Exchange Commission (SEC) in the past as a foreign private issuer.

Accordingly, the Company is now required to prepare its financial statements filed with the SEC in accordance with generally accepted accounting principles in the United States (GAAP) instead of International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. As required pursuant to section 4.3(4) of National Instrument 51-102 - Continuous Disclosure Obligations of the Canadian Securities Administrators, the Company must re-present its interim financial reports for the year ended December 31, 2024 in accordance with GAAP, such interim financial reports having previously been prepared in accordance with IFRS.

The attached re-presented unaudited interim condensed consolidated financial statements for the three and six months ended June 30, 2024 and June 30, 2023 (Q2 2024 Interim Financial Statements) have been prepared in accordance with GAAP, are current as of July 24, 2024, and provide financial information for the three and six months ended June 30, 2024 and June 30, 2023, as re-presented on March 3, 2025. Other than as expressly set forth above, the Q2 2024 Interim Financial Statements do not, and do not purport to, update or re-present the information in the original unaudited interim condensed consolidated financial statements or reflect any events that occurred after the date of the filing of the original unaudited interim condensed consolidated financial statements.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (2024 10-K), filed on March 3, 2025 is available under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. Readers are cautioned that these Q2 2024 Interim Financial Statements should be read in conjunction with the 2023 consolidated financial statements, presented as comparative information to the audited consolidated financial statements for the year ended December 31, 2024 included in the 2024 10-K.

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CELESTICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars)
(unaudited)

	Note	June 30 2024	December 31 2023
Assets
Current assets:
Cash and cash equivalents		$434.0	$370.4
Accounts receivable, net	5	1,896.0	1,795.7
Inventories	6	1,843.9	2,104.3
Income taxes receivable		12.6	11.9
Other current assets	15	236.3	228.3
Total current assets		4,422.8	4,510.6
Property, plant and equipment, net		524.0	524.0
Operating lease right-of-use assets	7	138.9	107.8
Goodwill	4	340.9	321.7
Intangible assets	4	330.3	318.3
Deferred income taxes		65.0	57.0
Other non-current assets	15	50.9	51.1
Total assets		$5,872.8	$5,890.5
Liabilities and Equity
Current liabilities:
Current portion of borrowings under credit facility and finance lease obligations	8	$26.6	$27.0
Accounts payable		1,365.6	1,298.2
Accrued and other current liabilities		1,507.5	1,810.6
Income taxes payable		82.9	64.3
Current portion of provisions		18.4	20.4
Total current liabilities		3,001.0	3,220.5
Long-term portion of borrowings under credit facility and finance lease obligations	8	783.6	648.3
Pension and non-pension post-employment benefit obligations	13	81.5	83.9
Long-term portion of provisions and other non-current liabilities	7	167.2	124.6
Deferred income taxes		40.9	42.2
Total liabilities		4,074.2	4,119.5
Commitments and contingencies	17
Equity:
Capital stock	9	1,668.5	1,672.5
Treasury stock	9	(92.5)	(80.1)
Additional paid-in capital		899.5	1,030.6
Accumulated deficit		(665.0)	(851.8)
Accumulated other comprehensive loss	10	(11.9)	(0.2)
Total equity		1,798.6	1,771.0
Total liabilities and equity		$5,872.8	$5,890.5

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

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CELESTICA INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions of U.S. dollars, except per share amounts)
(unaudited)

		Three months ended		Six months ended
		June 30		June 30
	Note	2024	2023	2024	2023

Revenue	3	$2,391.9	$1,939.4	$4,600.8	$3,777.2
Cost of sales	6	2,138.1	1,758.1	4,124.9	3,438.6
Gross profit		253.8	181.3	475.9	338.6
Selling, general and administrative expenses		79.3	70.7	144.1	145.4
Research and development		19.4	14.3	35.9	26.4
Amortization of intangible assets		10.7	9.9	20.9	19.9
Restructuring and other charges, net of recoveries	11	11.5	3.5	16.3	8.1
Earnings from operations		132.9	82.9	258.7	138.8
Finance costs		15.0	22.6	29.0	44.5
Miscellaneous expense (income)	12	4.4	(5.2)	11.0	(4.4)
Earnings before income taxes		113.5	65.5	218.7	98.7
Income tax expense (recovery)	14
Current		38.6	12.0	49.3	31.0
Deferred		(20.1)	(3.6)	(17.4)	(10.0)
		18.5	8.4	31.9	21.0
Net earnings		$95.0	$57.1	$186.8	$77.7

Earnings per share:	16
Basic		$0.80	$0.47	$1.57	$0.64
Diluted		$0.80	$0.47	$1.57	$0.64

Weighted-average shares used in computing per share amounts (in millions)	16
Basic		118.8	120.3	118.9	120.9
Diluted		119.4	120.3	119.3	120.9

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

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CELESTICA INC.
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(in millions of U.S. dollars)
(unaudited)

		Three months ended		Six months ended
		June 30		June 30
	Note	2024	2023	2024	2023

Net earnings		$95.0	$57.1	$186.8	$77.7

Other comprehensive income (loss), net of tax
Defined benefit pension and non-pension post-employment benefit plans	10&13	(0.5)	(0.8)	(1.0)	(1.7)
Currency translation differences for foreign operations	10	(2.1)	(3.1)	(5.4)	(4.6)
Unrealized loss on currency forward derivative hedges	10	(6.2)	—	(9.9)	—
Unrealized gain on interest rate swap derivative hedges	10	0.9	—	4.6	—
Total other comprehensive loss, net of tax		$(7.9)	$(3.9)	$(11.7)	$(6.3)

Total comprehensive income		$87.1	$53.2	$175.1	$71.4

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

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CELESTICA INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(in millions of U.S. dollars)
(unaudited)

Three Months Ended June 30, 2024	Note	Capital stock	Treasury stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss(a)	Total equity
Balance -- March 31, 2024		$1,671.5	$(95.0)	$896.8	$(760.0)	$(4.0)	$1,709.3
Capital transactions:	9
Repurchase of capital stock for cancellation (b)		(3.0)	—	(7.0)	—	—	(10.0)
Stock-based compensation (SBC)		—	2.5	9.7	—	—	12.2
Total comprehensive income:
Net earnings for the period		—	—	—	95.0	—	95.0
Other comprehensive loss		—	—	—	—	(7.9)	(7.9)
Balance -- June 30, 2024		$1,668.5	$(92.5)	$899.5	$(665.0)	$(11.9)	$1,798.6

Six Months Ended June 30, 2024
Balance -- January 1, 2024		$1,672.5	$(80.1)	$1,030.6	$(851.8)	$(0.2)	$1,771.0
Capital transactions:	9
Issuance of capital stock		5.4	—	(1.5)	—	—	3.9
Repurchase of capital stock for cancellation (b)		(9.4)	—	(14.4)	—	—	(23.8)
Purchase of treasury stock for SBC plans(c)		—	(94.1)	—	—	—	(94.1)
SBC cash settlement		—	—	(69.0)	—	—	(69.0)
SBC		—	81.7	(46.2)	—	—	35.5
Total comprehensive income:
Net earnings for the period		—	—	—	186.8	—	186.8
Other comprehensive loss		—	—	—	—	(11.7)	(11.7)
Balance -- June 30, 2024		$1,668.5	$(92.5)	$899.5	$(665.0)	$(11.9)	$1,798.6
(a)Accumulated other comprehensive loss is net of tax.
(b)For the second quarter of 2024 and first half of 2024, $10.0 and $26.5, respectively, was paid to repurchase common shares (previously named subordinate voting shares) for cancellation. In the first half of 2024, there was a reversal of $2.7 accrued at December 31, 2023 for the estimated contractual maximum number of permitted common share repurchases (Contractual Maximum Quantity) under an automatic share purchase plan (ASPP) executed in December 2023 for such purpose (see note 9).
(c)Consists of $101.6 paid to repurchase common shares for delivery obligations under our SBC plans during the first half of 2024, offset in part by the reversal of $7.5 accrued at December 31, 2023 for the Contractual Maximum Quantity under an ASPP executed in September 2023 for such purpose (see note 9).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

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CELESTICA INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(in millions of U.S. dollars)
(unaudited)

Three Months Ended June 30, 2023	Note	Capital stock		Treasury stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)(a)	Total equity
Balance -- March 31, 2023		$1,699.5		$(10.3)	$1,027.9	$(1,075.6)	$9.7	$1,651.2
Capital transactions:	9
Issuance of capital stock (b)		0.1		—	(0.1)	—	—	—
Repurchase of capital stock for cancellation		(21.8)		—	11.8	—	—	(10.0)
Purchase of treasury stock for SBC plans (c)		—		(26.6)	—	—	—	(26.6)
SBC		—		9.1	2.2	—	—	11.3
Total comprehensive income:
Net earnings for the period		—		—	—	57.1	—	57.1
Other comprehensive loss		—		—	—	—	(3.9)	(3.9)
Balance -- June 30, 2023		$1,677.8	1699500000	$(27.8)	$1,041.8	$(1,018.5)	$5.8	$1,679.1

Six Months Ended June 30, 2023
Balance -- January 1, 2023		$1,714.9		$(18.5)	$1,063.6	$(1,096.2)	$12.1	$1,675.9
Capital transactions:	9
Issuance of capital stock (b)		0.2		—	(0.2)	—	—	—
Repurchase of capital stock for cancellation		(37.3)		1.8	9.9	—	—	(25.6)
Purchase of treasury stock for SBC plans (c)		—		(26.6)	—	—	—	(26.6)
SBC cash settlement		—		—	(49.8)	—	—	(49.8)
SBC		—		15.5	18.3	—	—	33.8
Total comprehensive income:
Net earnings for the period		—		—	—	77.7	—	77.7
Other comprehensive loss		—		—	—	—	(6.3)	(6.3)
Balance -- June 30, 2023		$1,677.8		$(27.8)	$1,041.8	$(1,018.5)	$5.8	$1,679.1
(a)Accumulated other comprehensive income (loss) is net of tax.
(b)In June 2023, we issued 11.8 million of our common shares, which were previously named subordinate voting shares, upon conversion of an equivalent number of our then-outstanding multiple voting shares with nil impact on our aggregate capital stock amount (see note 9).
(c)Consists of $5.2 paid to repurchase common shares for delivery obligations under our SBC plans during the second quarter and first half of 2023 and $21.4 accrued at June 30, 2023 for the estimated Contractual Maximum Quantity under an ASPP executed in June 2023 for such purpose (see note 9).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

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CELESTICA INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions of U.S. dollars)
(unaudited)

		Three months ended		Six months ended
		June 30		June 30
Cash provided by (used in):	Note	2024	2023	2024	2023
Operating activities:
Net earnings		$95.0	$57.1	$186.8	$77.7
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization		36.9	31.7	72.6	62.7
SBC	9	11.9	10.9	34.6	32.9
Total return swap (TRS) fair value adjustments	9	(15.7)	(5.0)	(47.2)	(4.8)
Restructuring and other charges	11	4.8	2.9	5.5	2.9
Unrealized losses on hedge derivatives		3.3	1.8	9.1	5.0
Deferred income taxes		(20.1)	(3.6)	(17.4)	(10.0)
Other		3.3	0.6	(3.0)	5.2
Changes in non-cash working capital items:
Accounts receivable		(80.9)	(43.7)	(97.7)	89.8
Inventories		107.7	56.7	260.4	6.1
Other current assets		9.4	20.6	(0.7)	29.1
Accounts payable, accrued and other current liabilities, provisions and income taxes payable		(56.0)	(29.6)	(195.3)	(151.0)
Net cash provided by operating activities		99.6	100.4	207.7	145.6

Investing activities:
Cash paid for business acquisition, net of cash acquired	4	(36.1)	—	(36.1)	—
Purchase of computer software and property, plant and equipment		(36.9)	(32.1)	(77.3)	(65.2)
Proceeds from sale of assets		2.9	0.9	2.9	0.9
Net cash used in investing activities		(70.1)	(31.2)	(110.5)	(64.3)

Financing activities:
Borrowings under revolving loans	8	180.0	200.0	465.0	481.0
Repayments under revolving loans	8	(208.0)	(200.0)	(465.0)	(481.0)
Borrowing under term loans	8	750.0	—	750.0	—
Repayments under term loans	8	(604.3)	(4.6)	(608.9)	(9.2)
Principal payments of finance leases		(2.3)	(2.4)	(4.8)	(5.3)
Proceeds from issuance of capital stock	9	—	—	3.9	—
Repurchase of capital stock for cancellation	9	(10.0)	(15.0)	(26.5)	(25.6)
Purchase of treasury stock for stock-based plans	9	—	(5.2)	(101.6)	(5.2)
Proceeds from TRS settlement	15	—	—	32.3	—
SBC cash settlement	9	—	—	(69.0)	(49.8)
Debt issuance costs paid		(9.0)	—	(9.0)	—
Net cash provided by (used in) financing activities		96.4	(27.2)	(33.6)	(95.1)

Net increase (decrease) in cash and cash equivalents		125.9	42.0	63.6	(13.8)
Cash and cash equivalents, beginning of year		308.1	318.7	370.4	374.5
Cash and cash equivalents, end of year		$434.0	$360.7	$434.0	$360.7

Supplemental disclosure information:
Interest paid		$13.8	$20.3	$28.5	$40.0
Net income taxes paid		$19.8	$40.0	$38.7	$50.8
Non-cash investing activity:
Unpaid purchases of property, plant and equipment at end of period		—	—	$33.0	$18.2
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)

1.             REPORTING ENTITY

Celestica Inc. (referred to herein as Celestica, the Company, we, us, or our) is incorporated in Ontario with its corporate headquarters located in Toronto, Ontario, Canada. Celestica’s subordinate voting shares were re-designated as common shares (Common Shares) effective April 25, 2024 (see note 9), and are listed as such on the Toronto Stock Exchange (TSX) and the New York Stock Exchange (NYSE). We refer to our common equity as Common Shares for all periods presented herein.

2.             BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation:

As of June 28, 2024, we determined that we no longer qualified as a “foreign private issuer” as such term is defined in Rule 405 promulgated under the U.S. Securities Act of 1933, as amended. As a result, effective January 1, 2025, we were required to comply with all of the periodic disclosure and current reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, applicable to U.S. domestic issuers, rather than the forms we have filed or furnished with the U.S. Securities and Exchange Commission (SEC) in the past as a foreign private issuer. Accordingly, we are now required to prepare our financial statements in accordance with generally accepted accounting principles in the United States (GAAP) instead of International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. Under section 4.3(4) of National Instrument 51-102 - Continuous Disclosure Obligations of the Canadian Securities Administrators, we must also re-present our interim financial reports for the year ended December 31, 2024 in accordance with GAAP, such interim financial reports having previously been prepared in accordance with IFRS.

These re-presented unaudited interim condensed consolidated financial statements for the period ended June 30, 2024 (Q2 2024 Interim Financial Statements) have been prepared in accordance with GAAP for interim financial reporting, and the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information or footnote disclosures, normally included in annual financial statements prepared in accordance with GAAP, have been condensed or omitted pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, the Q2 2024 Interim Financial Statements do not include all of the information and footnotes required by GAAP for complete financial statements. The Q2 2024 Interim Financial Statements, in the opinion of management, reflect all normal and recurring adjustments necessary to present fairly our financial position, operating results and cash flows for the periods presented. Results for interim periods are not necessarily an indication of results to be expected for the year. The three and six months ended June 30, 2024 are referred to herein as Q2 2024 and 1H 2024, respectively. The Q2 2024 Interim Financial Statements should be read in conjunction with the 2023 financial statements, presented as comparative information to the audited consolidated financial statements for the year ended December 31, 2024 included in the 2024 10-K. The Q2 2024 Interim Financial Statements are presented in United States (U.S.) dollars, which is also Celestica's functional currency. Unless otherwise noted, all financial information is presented in millions of U.S. dollars (except percentages and per share/per unit amounts).

Basis of consolidation:

These consolidated financial statements include our subsidiaries, all of which are wholly owned. Any subsidiaries that are formed or acquired during the year are consolidated from their respective dates of formation or acquisition. Inter-company transactions and balances are eliminated on consolidation. Some of our subsidiaries are considered variable interest entities (VIEs) as they do not have sufficient equity at risk to finance their activities without additional financial support. Such VIEs are consolidated as we are the primary beneficiary. Subsidiaries that are not considered VIEs are consolidated as we own, directly or indirectly, a controlling interest in such entities. We perform an assessment at inception and regularly reevaluate whether the legal entity is a VIE and whether we continue to be the primary beneficiary.

Use of estimates and judgments:

The preparation of financial statements in accordance with GAAP requires management to make judgments, estimates and assumptions that affect the application of accounting policies, the reported amounts of assets, liabilities, revenue and expenses, and related disclosures with respect to contingent assets and liabilities. We base our judgments, estimates and assumptions on current facts, historical experience and various other factors that we believe are reasonable under the circumstances. The

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
economic environment also impacts certain estimates and discount rates necessary to prepare our consolidated financial statements, including significant estimates and discount rates applicable to the determination of the fair values used in the impairment testing of our non-financial assets. Our assessment of these factors forms the basis for our judgments on the carrying values of our assets and liabilities, and the accrual of our costs and expenses. Actual results could differ materially from our estimates and assumptions. We review our estimates and underlying assumptions on an ongoing basis and make revisions as determined necessary by management. Revisions are recognized in the period in which the estimates are revised and may also impact future periods.

Our review of the estimates, judgments and assumptions used in the preparation of the Q2 2024 Interim Financial Statements included those relating to, among others: our determination of the timing of revenue recognition, the determination of whether indicators of impairment existed for our assets and reporting units, our measurement of deferred tax assets and liabilities, our estimated inventory write-downs and expected credit losses, customer creditworthiness, and the determination of the fair value of assets acquired, liabilities assumed and the fair value of the contingent consideration in connection with a business combination. Any revisions to estimates, judgments or assumptions may result in, among other things, write-downs, accelerated depreciation or amortization, or impairments to our assets or our reporting units, and/or adjustments to the carrying amount of our accounts receivable (A/R) and/or inventories, or to the valuation of our deferred tax assets, any of which could have a material impact on our financial performance and financial condition.

Significant accounting policies:

The Q2 2024 Interim Financial Statements have been prepared on a basis consistent with the accounting policies as described in note 2 to our 2024 AFS.

Recently issued accounting pronouncements not yet adopted:

In October 2023, the FASB issued ASU 2023-06 Disclosure Improvements — Codification Amendments in Response to the U.S. Securities and Exchange Commission’s Disclosure Update and Simplification Initiative, which amends disclosure guidance over an entity’s accounting policy related to derivative instruments, material prior period adjustments upon a change in a reporting entity, earnings-per-share, encumbered assets, unused lines of credit and unfunded commitments, and liquidation preferences of preferred stock. The amendments are effective prospectively on the date each individual amendment is effectively removed from Regulation S-X or Regulation S-K.

In November 2023, the FASB issued ASU 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024.

In December 2023, the FASB issued ASU 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which enhances income tax disclosures, primarily through changes to the rate reconciliation and disaggregation of income taxes paid. ASU 2023-09 is effective for annual periods beginning after December 15, 2024, with early adoption permitted.

We do not anticipate that the adoption of the foregoing ASUs will have a material impact on our consolidated financial statement disclosures. We believe that other recently issued (but not yet adopted) accounting standards will either not have a material impact on our consolidated financial statements or will not apply to our operations.

3.           SEGMENT AND CUSTOMER REPORTING

Segments:

Celestica delivers innovative supply chain solutions to customers in two operating and reportable segments. Our ATS segment consists of our ATS end market, and is comprised of our Aerospace and Defense (A&D), Industrial, HealthTech and Capital Equipment businesses. Our CCS segment consists of our Communications and Enterprise (servers and storage) end markets. Segment performance is evaluated based on segment revenue, segment income and segment margin (segment income as a percentage of segment revenue). See note 22 to our 2024 AFS for a description of the businesses that comprise our segments,

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
how segment revenue is attributed, how costs are allocated to our segments, and how segment income and segment margin are determined.

Information regarding each reportable segment for the periods indicated is set forth below:

Revenue by segment:	Three months ended June 30				Six months ended June 30
	2024		2023		2024		2023
		% of total		% of total		% of total		% of total
ATS	$767.7	32%	$865.3	45%	$1,535.6	33%	$1,657.5	44%
CCS	1,624.2	68%	1,074.1	55%	3,065.2	67%	2,119.7	56%
Communications end market revenue as a % of total revenue		39%		29%		37%		32%
Enterprise end market revenue as a % of total revenue		29%		26%		30%		24%
Total	$2,391.9		$1,939.4		$4,600.8		$3,777.2

Segment income, segment margin, and reconciliation of segment income to earnings before income taxes:		Three months ended June 30				Six months ended June 30
	Note	2024		2023		2024		2023
			Segment Margin		Segment Margin		Segment Margin		Segment Margin
ATS segment income and margin		$35.1	4.6%	$41.6	4.8%	$67.0	4.4%	$75.3	4.5%
CCS segment income and margin		114.5	7.0%	64.5	6.0%	213.2	7.0%	123.1	5.8%
Total segment income		149.6		106.1		280.2		198.4
Reconciling items:
Finance costs	8	15.0		22.6		29.0		44.5
Miscellaneous expense (income)(1)	12	4.4		(5.2)		11.0		(4.4)
FCC Transitional ADJ(2): losses (gains)		(0.7)		(0.4)		(1.2)		0.2
Employee stock-based compensation (SBC) expense		11.9		10.9		34.6		32.9
Total return swap (TRS) fair value adjustments (FVA): (gains)		(15.7)		—		(47.2)		—
Amortization of intangible assets (excluding computer software)		9.7		9.2		19.0		18.4
Restructuring and other charges, net of recoveries	11	11.5		3.5		16.3		8.1
Earnings before income taxes		$113.5		$65.5		$218.7		$98.7

(1) Miscellaneous expense (income) for the second quarter of 2023 (Q2 2023) included a favorable TRS FVA of $5.0 and for the first half of 2023 (1H 2023) $4.8. Commencing in 2024, TRS FVAs are reported in cost of sales and SG&A.

(2) FCC Transitional ADJ is defined as adjustments due to our transition from International Financial Reporting Standards to GAAP related to foreign currency contracts recorded in earnings from operations.

Customers:

Two customers (both in our CCS segment) individually represented 10% or more of total revenue in Q2 2024 (32% and 12%) and 1H 2024 (33% and 10%). One customer (in our CCS segment) individually represented 10% or more of total revenue in the Q2 2023 (18%) and 1H 2023 (17%).

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
4.    ACQUISITION

On April 26, 2024, we completed the acquisition of 100% of the interests of NCS Global Services LLC (NCS), a U.S.-based IT infrastructure and asset management business, for a purchase price of $39.6, including a preliminary net working capital adjustment (WCA). The purchase price was funded with the revolving portion of our credit facility (see note 8). The NCS acquisition agreement also includes a potential earn-out of up to $20 if certain adjusted earnings before interest, taxes, depreciation and amortization targets are achieved during the period from May 2024 to April 2025. We estimated the fair value of such potential earn-out to be $6.6 at the date of acquisition. We recorded purchase consideration of $46.2 for the fair value of the acquired assets (including $3.5 of cash) and liabilities at the date of acquisition on our consolidated balance sheet. Our preliminary purchase price allocation for the NCS acquisition is as follows:

Cash and cash equivalents	$3.5
Accounts receivable and other current assets	3.0
Right-of-use (ROU) assets	5.2
Property, plant and equipment	0.4
Computer software assets and intellectual property	1.3
Customer and brand intangible assets	28.6
Goodwill	19.4
Accounts payable and accrued liabilities	(2.5)
Lease liabilities	(5.2)
Deferred income tax liabilities	(7.5)
$46.2

We engaged third-party consultants to estimate the fair value of acquired intangible assets and the potential earn-out. We expect to finalize our purchase price allocation in 2024, once the WCA has been finalized, and the work of our third-party consultants has been completed.

The preliminary valuation of the intangible assets and the potential earn-out was primarily based on the income approach using a discounted cash flow model and forecasts based on management's subjective estimates and assumptions. Various Level 2 and 3 data inputs of the fair value measurement hierarchy were used in the valuation of the foregoing assets.

Newly-recognized customer and brand intangible assets from the acquisition will be amortized on a straight line basis over an estimated useful life of 10 years. As a result, our amortization of customer intangible assets will increase by approximately $3 annually. Goodwill from the acquisition arose primarily from expected synergies from the combination of our operations. Such goodwill is attributable to our CCS segment and is not tax deductible.

Had the acquisition occurred on January 1, 2024, NCS would have contributed less than 10% of our consolidated revenue and net earnings for 1H 2024.

We recorded Acquisition Costs (defined in note 11) of $1.1 and $1.6 during Q2 2024 and 1H 2024, respectively, related to our acquisition of NCS. See note 11 for all Acquisition Costs incurred in Q2 2024, 1H 2024, and the respective prior year periods.

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
5.             ACCOUNTS RECEIVABLE, NET

Allowance for credit losses:

Accounts receivable was recorded net of allowance of $14.5 at June 30, 2024 (December 31, 2023 — $8.4).

A/R sales program and supplier financing programs (SFPs):

We are party to an A/R sales program agreement with a third-party bank to sell up to $450.0 in A/R on an uncommitted, revolving basis, subject to pre-determined limits by customer. This agreement provides for automatic annual one-year extensions, and may be terminated at any time by the bank or by us upon 3 months’ prior notice, or by the bank upon specified defaults. We are required to comply with covenants, including those relating to the fulfillment of payment obligations and restrictions on the sale, assignment or creation of liens, on the A/R sold under this agreement. At June 30, 2024 and December 31, 2023, we were in compliance with those covenants. Under our A/R sales program, we continue to collect cash from our customers and remit amounts collected to the bank weekly.

At June 30, 2024, we participate in three customer SFPs, pursuant to which we sell A/R from the relevant customer to third-party banks on an uncommitted basis. The SFPs have an indefinite term and may be terminated at any time by the customer or by us upon specified prior notice. Under our SFPs, the third-party banks collect the relevant A/R directly from these customers.

At June 30, 2024, we sold nil of A/R (December 31, 2023 — nil) under our A/R sales program. Under the SFPs, $13.3 of the A/R we sold in the first quarter of 2024 remained outstanding at June 30, 2024 (December 31, 2023 — $18.6 of A/R were sold). The A/R sold under each of these programs are de-recognized from our A/R balance at the time of sale, and the proceeds are reflected as cash provided by operating activities in our consolidated statement of cash flows. Upon sale, we assign the rights to the A/R to the banks. A/R are sold net of discount charges, which are recorded as finance costs in our consolidated statement of operations. Aggregated discount charges incurred on both these programs was nil and $1.0 during Q2 2024 and 1H 2024, respectively (Q2 2023 — $6.1; 1H 2023 — $12.3).

Contract assets:

At June 30, 2024, our A/R balance included $237.6 (December 31, 2023 — $250.8) of contract assets recognized as revenue in accordance with our revenue recognition accounting policy.

6.             INVENTORIES

The components of inventories, net of applicable net realizable value write-downs, were as follows:

	June 30 2024	December 31 2023
Raw materials	$1,623.2	$1,883.7
Work in progress	96.5	93.6
Finished goods	124.2	127.0
	$1,843.9	$2,104.3

We recorded inventory write-downs of $1.3 and $18.2 for Q2 2024 and 1H 2024, respectively (Q2 2023 — $9.2; 1H 2023 — $25.6).

Contract liabilities:

We receive cash deposits from certain of our customers primarily to reduce risks related to excess and/or obsolete inventory. At June 30, 2024 our accrued and other current liabilities balance included $576.4 (December 31, 2023 — $904.8) of cash deposits.

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
7.          LEASES

The components of lease expense for the periods indicated are as follows:

	Three months ended June 30		Six months ended June 30
	2024	2023	2024	2023
Finance lease expense:
Amortization of right-of-use (ROU) assets (i)	$1.9	$1.8	$3.7	$3.6
Interest on lease obligations (ii)	0.9	0.9	1.8	1.9
Operating lease expense (i)	10.0	9.2	19.7	17.7
Short-term lease expense and variable lease expense (i)	0.5	0.6	0.9	0.9
Total	$13.3	$12.5	$26.1	$24.1
(i) Recorded within either cost of sales or selling, general and administrative (SG&A) expenses on the consolidated statement of operations based on the nature of the leased assets.
(ii) Recorded within finance costs on the consolidated statement of operations.

Other information related to leases for the periods indicated was as follows:

	June 30 2024	December 31 2023
ROU assets:
Operating lease ROU assets	$138.9	$107.8
Finance lease ROU assets (included in property, plant & equipment)	61.2	62.2
Total ROU assets	$200.1	$170.0

Current portion of lease obligations:
Operating lease liability (included in accrued and other current liabilities)	$28.2	$25.1
Finance lease liability (included in current portion of borrowings under credit facility and finance lease obligations)	10.1	9.6
Long-term portion of lease obligations:
Operating lease liability (included in long-term portion of provisions and other non-current liabilities)	115.9	83.4
Finance lease liability (included in long-term portion of borrowings under credit facility and finance lease obligations)	56.7	58.4
Total lease obligations	$210.9	$176.5

In addition to these lease obligations, we have commitments under a real property lease in Richardson, Texas not recognized as liabilities as of June 30, 2024 because such lease had not yet commenced as of such date.

8.          CREDIT FACILITIES

We are party to a credit agreement (Credit Facility) with Bank of America, N.A., as Administrative Agent, and the other lenders party thereto, which as of a June 2024 amendment and restatement (June 2024 Amendment), includes a new term loan in the original principal amount of $250.0 (Term A Loan), a new term loan in the original principal amount of $500.0 (Term B Loan, and collectively with the Term A Loan, the New Term Loans), and a $750.0 revolving credit facility (Revolver). Prior to the June 2024 Amendment, the Credit Facility included a term loan in the original principal amount of $350.0 (Initial Term Loan) and a term loan in the original principal amount of $365.0 (Incremental Term Loan), the outstanding borrowings under each of which were fully repaid with a substantial portion of the proceeds of the New Term Loans, and commitments of $600.0 under the Revolver. The terms of the Credit Facility prior to the June 2024 Amendment are described in detail in note 11 to the 2024 AFS. Notwithstanding (i) the repayment of the Incremental Term Loan in full and its replacement with the Term A Loan and (ii) the repayment of the Initial Term Loan in full and its replacement with the Term B Loan, for accounting purposes, such transactions were treated as non-substantial modifications of the Incremental Term Loan and the Initial Term Loan, respectively.

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
The Term A Loan and the Revolver each mature in June 2029. The Term B Loan matures in June 2031. The Term A Loan and the Term B Loan require quarterly principal repayments of $3.125 and $1.250, respectively (each commencing in September 2024), and each of the New Term Loans requires a lump sum repayment of the remainder outstanding at maturity. Under the June 2024 Amendment, we are also required to make annual prepayments of outstanding obligations under the Credit Facility (applied first to the New Term Loans, then to the Revolver, in the manner set forth in the Credit Facility) ranging from 0% — 50% (based on a defined leverage ratio) of specified excess cash flow for the prior fiscal year. No prepayments based on excess cash flow were required in 2023, or will be required in 2024. In addition, prepayments of outstanding obligations under the Credit Facility (applied as described above) may also be required in the amount of specified net cash proceeds received above a specified annual threshold (including proceeds from the disposal of certain assets). No prepayments based on net cash proceeds were required in 2023, or will be required in 2024. Any outstanding amounts under the Revolver are due at maturity. Except under specified circumstances, and subject to the payment of breakage costs (if any), we are generally permitted to make voluntary prepayments of outstanding amounts under the Revolver and the New Term Loans without any other premium or penalty. Repaid amounts on the New Term Loans may not be re-borrowed.

The Credit Facility has an accordion feature that allows us to increase the New Term Loans and/or commitments under the Revolver by $200.0, plus an unlimited amount to the extent that a defined leverage ratio on a pro forma basis does not exceed specified limits, in each case on an uncommitted basis and subject to the satisfaction of certain terms and conditions. The Revolver also includes a $50.0 sub-limit for swing line loans, providing for short-term borrowings up to a maximum of ten business days, as well as a $150.0 sub-limit for letters of credit (L/Cs), in each case subject to the overall Revolver credit limit. The Revolver permits us and certain designated subsidiaries to borrow funds (subject to specified conditions) for general corporate purposes, including for capital expenditures, certain acquisitions, and working capital needs.

Borrowings under the Revolver bear interest, depending on the currency of the borrowing and our election for such currency, at: (i) term Secured Overnight Financing Rate (Term SOFR) plus 0.10% (Adjusted Term SOFR), (ii) Base Rate, (iii) Canadian Prime, (iv) an Alternative Currency Daily Rate, or (v) an Alternative Currency Term Rate (each as defined in the Credit Facility) plus a specified margin. The margin for borrowings under the Revolver ranges from 1.50% to 2.25% for Adjusted Term SOFR, Alternative Currency Daily Rate or Alternative Currency Term Rate borrowings, and from 0.50% to 1.25% for Base Rate and Canadian Prime borrowings, in each case depending on the rate we select and a defined net leverage ratio (NLR). Commitment fees range from 0.30% to 0.45%, depending on our NLR. Outstanding amounts under the Term A Loan bear interest at Adjusted Term SOFR or Base Rate, plus a margin ranging from 1.50% — 2.25% for Adjusted Term SOFR borrowings and from 0.50% — 1.25% for Base Rate borrowings, in each case depending on the rate we select and our NLR. Outstanding amounts under the Term B Loan bear interest at Term SOFR plus 1.75% or the Base Rate plus 0.75%, depending on the rate we select. At June 30, 2024, outstanding amounts under the Term A Loan bore interest at Adjusted Term SOFR plus 1.75%; outstanding amounts under the Term B Loan bore interest at Term SOFR plus 1.75%; and no amounts were outstanding under the Revolver. We have entered into interest rate swap agreements to hedge against our exposures to the interest rate variability on a portion of the New Term Loans. See note 15 for further detail.

We are required to comply with certain restrictive covenants under the Credit Facility, including those relating to the incurrence of certain indebtedness, the existence of certain liens, the sale of certain assets, specified investments and payments, sale and leaseback transactions, and certain financial covenants relating to a defined interest coverage ratio and leverage ratio that are tested on a quarterly basis. Our Credit Facility also limits share repurchases for cancellation if our consolidated secured leverage ratio (as defined in such facility) exceeds a specified amount (Repurchase Restriction). At June 30, 2024 and December 31, 2023, we were in compliance with all restrictive and financial covenants under the Credit Facility and the Repurchase Restriction was not in effect.

The obligations under the Credit Facility are guaranteed by us and certain specified subsidiaries. Subject to specified exemptions and limitations, all assets of the guarantors are pledged as security for the obligations under the Credit Facility. The Credit Facility contains customary events of default. If an event of default occurs and is continuing (and is not waived), the Administrative Agent may declare all amounts outstanding under the Credit Facility to be immediately due and payable, and may cancel the lenders’ commitments to make further advances thereunder. In the event of a payment or other specified defaults, outstanding obligations accrue interest at a specified default rate. No such defaults occurred during Q2 2024.

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
Activity under our Credit Facility during 2023 and 1H 2024 is set forth below:

	Revolver		Term loans
Outstanding balances as of December 31, 2022	$—		$627.2
Amount borrowed in Q1 2023	281.0		—
Amount repaid in Q1 2023	(281.0)		(4.5625)	(1)
Amount borrowed in Q2 2023	200.0		—
Amount repaid in Q2 2023	(200.0)		(4.5625)	(1)
Amount borrowed in Q3 2023	140.0		—
Amount repaid in Q3 2023	(140.0)		(4.5625)	(1)
Amount borrowed in Q4 2023	270.0		—
Amount repaid in Q4 2023	(270.0)		(4.5625)	(1)
Outstanding balances as of December 31, 2023	$—		$608.9
Amount borrowed in Q1 2024	285.0		—
Amount repaid in Q1 2024	(257.0)		(4.5625)	(1)
Amount borrowed in Q2 2024	180.0	(2)	750.0	(3)
Amount repaid in Q2 2024	(208.0)		(604.3)	(4)
Outstanding balances as of June 30, 2024	$—		$750.0
(1)    Represents the scheduled quarterly principal repayments under the Incremental Term Loan prior to the June 2024 Amendment.
(2) A portion was used to fund the NCS purchase price (see note 4).
(3) Represents borrowings under the New Term Loans.
(4) Represents the repayment and termination of the Initial Term Loan and Incremental Term Loan.

The following table sets forth, at the dates shown: outstanding borrowings under the Credit Facility, excluding ordinary course letters of credit (L/Cs); notional amounts under our interest rate swap agreements; and outstanding finance lease obligations:

	Outstanding borrowings		Notional amounts under interest rate swaps (note 15)
	June 30 2024	December 31 2023	June 30 2024	December 31 2023
Borrowings under the Revolver	$—	$—	$—	$—
Borrowings under the Term Loans:
Initial Term Loan	$—	$280.4	$—	$100.0
Incremental Term Loan	—	328.5	—	230.0
Term A Loan	250.0	—	130.0	—
Term B Loan	500.0	—	200.0	—
Total	$750.0	$608.9	$330.0	$330.0

Total borrowings under Credit Facility	$750.0	$608.9
Unamortized debt issuance costs related to the Term Loans(1)	(6.6)	(1.6)
Finance lease obligations (see note 7)	66.8	68.0
	$810.2	$675.3

Total Credit Facility and finance lease obligations:
Current portion	$26.6	$27.0
Long-term portion	783.6	648.3
	$810.2	$675.3
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(1)We incur fees and expenses upon amendments to the Credit Facility. Third-party expenses and creditor fees incurred in connection with the Revolver in Q2 2024 and 1H 2024 totaling $3.9 (Q2 2023 and 1H 2023 — nil) were deferred as other assets on our consolidated balance sheet and are amortized on a straight line basis over the term (or remaining term, as applicable) of the Revolver. Creditor fees incurred in connection with our Term Loans in Q2 2024 and 1H 2024 totaling $5.4 (Q2 2023 and 1H 2023 — nil) were deferred as long-term debt on our consolidated balance sheet and are amortized over their respective terms using the effective interest rate method.

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)

The following table sets forth, at the dates shown, information regarding outstanding L/Cs, guarantees, surety bonds and overdraft facilities:

	June 30 2024	December 31 2023
Outstanding L/Cs under the Revolver	$10.5	$10.5
Bank guarantees and surety bonds outside the Revolver	21.6	16.5
Total	$32.1	$27.0
Available uncommitted bank overdraft facilities	$198.5	$198.5
Amounts outstanding under available uncommitted bank overdraft facilities	$—	$—

9.            CAPITAL STOCK

 Removing provisions of multiple voting shares (MVS) and re-designating our subordinate voting shares

At our April 25, 2024 Annual and Special Meeting of Shareholders, our shareholders approved Articles of Amendment to our Articles of Incorporation to remove the provisions relating to our MVS (as such shares were no longer outstanding) and to re-designate our subordinate voting shares as Common Shares, effective as of such date. See note 1.

Secondary Offering by Onex Corporation (Onex):

In connection with an underwritten secondary public offering by Onex, our then-controlling shareholder, completed in June 2023 (Secondary Offering), we issued approximately 11.8 million Common Shares upon conversion of an equivalent number of our then-existing MVS. This transaction had nil impact on our aggregate capital stock amount.

Capital transactions:
Activities with respect to our capital stock for the periods indicated are set forth below:

Number of shares (in millions)	Subordinate voting shares (Common Shares)	Multiple voting shares (MVS)
Issued and outstanding at December 31, 2022	103.0	18.6
Issued from treasury (1)	—	—
Cancelled under normal course issuer bids (NCIB)	(2.3)	—
Conversion of MVS into common shares in connection with the Secondary Offerings	11.8	(11.8)
Issued and outstanding at June 30, 2023	112.5	6.8

Issued and outstanding at December 31, 2023	119.0	—
Issued from treasury (1)	0.3	—
Cancelled under NCIB	(0.7)	—
Issued and outstanding at June 30, 2024	118.6	—

(1) In Q2 2024, no stock options were exercised. In 1H 2024, 0.3 million shares were issued from treasury upon the exercise of stock options (Q2 2023 and 1H 2023 — nil issuances) for aggregate cash proceeds of $3.9. We settled restricted share units (RSUs) and performance share units (PSUs) with Common Shares purchased in the open market (described below).

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)

From time to time, we pay cash to a broker to purchase Common Shares in the open market to satisfy delivery requirements under our SBC plans. In 1H 2024, we purchased 2.8 million Common Shares (1H 2023 — 0.4 million) in the open market through an independent broker under ASPPs for delivery obligations under our SBC plans. We used 3.3 million Common Shares held by the broker (including additional Common Shares purchased during 1H 2024) to settle SBC awards in 1H 2024. At June 30, 2024, the broker held 2.8 million Common Shares with a value of $92.5 (December 31, 2023 — 3.3 million Common Shares with a value of $72.6) for this purpose, which we report as treasury stock on our consolidated balance sheet.

Common Share Repurchase Plans:

We have repurchased Common Shares in the open market, or as otherwise permitted, for cancellation through NCIBs, which allow us to repurchase a limited number of Common Shares during a specified period. The maximum number of Common Shares we are permitted to repurchase for cancellation under each NCIB is reduced by the number of Common Shares we arrange to be purchased by any non-independent broker in the open market during the term of such NCIB to satisfy delivery obligations under our SBC plans. We from time-to-time enter into Automatic Share Purchase Plans (ASPPs) with a broker, instructing the broker to purchase our Common Shares in the open market on our behalf, either for cancellation under an NCIB (NCIB ASPPs) or for delivery obligations under our SBC plans (SBC ASPPs), including during any applicable trading blackout periods, up to specified maximums (and subject to certain pricing and other conditions) through the term of each ASPP.

On December 8, 2022, the TSX accepted our notice to launch an NCIB (2022 NCIB), which allowed us to repurchase, at our discretion, from December 13, 2022 until the earlier of December 12, 2023 or the completion of purchases thereunder, up to approximately 8.8 million of our Common Shares in the open market, or as otherwise permitted, subject to the normal terms and limitations of such bids. Several NCIB ASPPs and SBC ASPPs (all of which have since expired) were in effect during 1H 2023. At June 30, 2023, we recorded an accrual of $21.4 (June 2023 SBC Accrual), representing the contractual maximum number of permitted Common Share repurchases (Contractual Maximum Quantity) under an SBC ASPP (1.5 million Common Shares) executed in June 2023.

On December 12, 2023, the TSX accepted our notice to launch a new NCIB (2023 NCIB), which allows us to repurchase, at our discretion, from December 14, 2023 until the earlier of December 13, 2024 or the completion of purchases thereunder, up to approximately 11.8 million of our Common Shares in the open market, or as otherwise permitted, subject to the normal terms and limitations of such bids. At June 30, 2024, approximately 11.1 million Common Shares remained available for repurchase under the 2023 NCIB either for cancellation or SBC delivery purposes. At December 31, 2023, we recorded an accrual of: (i) $2.7, representing the estimated Contractual Maximum Quantity (0.1 million Common Shares) under an NCIB ASPP we entered into in December 2023; and (ii) $7.5, representing the estimated Contractual Maximum Quantity (0.3 million Common Shares) under an SBC ASPP we entered into in September 2023, each of which were reversed in 1H 2024. One NCIB ASPP and two SBC ASPPs were in effect during 1H 2024, all of which have since expired, and no ASPP accruals were recorded at June 30, 2024.

Common Shares repurchased in Q2 2024, 1H 2024, and the respective prior year periods, for cancellation and for SBC plan delivery obligations (including under ASPPs) are set forth below.

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)

	Three months ended June 30		Six months ended June 30
	2024	2023	2024	2023
Aggregate cost(1) of Common Shares repurchased for cancellation(2)	$10.0	$15.0	$26.5	$25.6
Number of Common Shares repurchased for cancellation (in millions)(3)	0.2	1.4	0.7	2.2
Weighted average price per share for repurchases	$46.74	$11.03	$39.39	$11.80
Aggregate cost(1) of Common Shares repurchased for delivery under SBC plans	$—	$5.2	$101.6	$5.2
Number of Common Shares repurchased for delivery under SBC (in millions)(4)	—	0.4	2.8	0.4
(1)Includes transaction fees.
(2)For Q2 2024 and 1H 2024 includes nil and 0.5 million Common Shares, respectively, purchased for cancellation under NCIB ASPPs (Q2 2023 — 0.5 million; 1H 2023 — 0.9 million).
(3)For Q2 2023 and 1H 2023, excludes the $21.4 June 2023 SBC Accrual.
(4)For each applicable period, consists entirely of SBC ASPP purchases through an independent broker.

SBC:

We grant RSUs and PSUs, and occasionally, stock options, to employees under our SBC plans. The majority of RSUs vest one-third per year over a three-year period. Stock options generally vest 25% per year over a four-year period. The number of outstanding PSUs that will actually vest varies from 0% to 200% of a target amount granted. For PSUs granted in 2021 and 2022, the number of PSUs that vested (or will vest) are based on the level of achievement of a pre-determined non-market performance measurement in the final year of the relevant three-year performance period, subject to modification by each of a separate pre-determined non-market financial target, and our relative total shareholder return (TSR), a market performance condition, compared to a pre-defined group of companies, in each case over the relevant three-year performance period. Commencing in 2023, the number of PSUs that will vest are based on the level of achievement of a different predetermined non-market performance measurement, subject to modification by our relative TSR compared to a pre-defined group of companies, in each case over the relevant three-year performance period. We also grant deferred share units (DSUs) and RSUs (under specified circumstances) to directors as compensation under our Directors' Share Compensation Plan. See note 2(l) to the 2024 AFS for further detail.

Information regarding RSU, PSU and DSU grants to employees and directors, as applicable, for the periods indicated is set forth below (no stock options were granted in the periods below):

	Three months ended June 30		Six months ended June 30
	2024	2023	2024	2023
RSUs Granted:
Number of awards (in millions)	0.04	0.1	0.7	1.9
Weighted average grant date fair value per unit	$47.11	$11.53	$36.92	$12.69

PSUs Granted:
Number of awards (in millions, representing 100% of target)	—	0.009	0.5	1.3
Weighted average grant date fair value per unit	$—	$10.63	$43.34	$14.98

DSUs Granted:
Number of awards (in millions)	0.006	0.03	0.01	0.06
Weighted average grant date fair value per unit	$57.33	$14.42	$49.55	$13.58

In 1H 2023, we settled a portion of RSUs and PSUs that vested during such period with a cash payment of $49.8. In 1H 2024, we made a cash payment of $69.0 for withholding taxes in connection with the RSUs and PSUs that vested during such period.

In 1H 2024, our Chief Executive Officer exercised 0.3 million stock options with an exercise price per option of $17.52 Canadian dollars.

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)

We are a party to the TRS agreement (TRS Agreement) to manage cash flow requirements and our exposure to fluctuations in the share price of our Common Shares in connection with the settlement of certain outstanding equity awards under our SBC plans. See note 15 for further detail.

Information regarding employee and director SBC expense and TRS fair value adjustments (TRS FVAs, which represent changes in fair value of the TRS) for the periods indicated is set forth below:

	Three months ended June 30		Six months ended June 30
	2024	2023	2024	2023
Employee SBC expense in cost of sales	$5.7	$4.8	$14.6	$13.3
Employee SBC expense in SG&A	6.2	6.1	20.0	19.6
Total employee SBC expense	$11.9	$10.9	$34.6	$32.9

TRS FVAs: (gains) in cost of sales	$(7.1)	$—	$(19.9)	$—
TRS FVAs: (gains) in SG&A	(8.6)	—	(27.3)	—
TRS FVAs: (gains) in miscellaneous expense (income)	—	(5.0)	—	(4.8)
Total TRS FVAs: (gains)	$(15.7)	$(5.0)	$(47.2)	$(4.8)

Combined effect of employee SBC expense and TRS FVAs	$(3.8)	$5.9	$(12.6)	$28.1

Director SBC expense in SG&A(1)	$0.6	$0.6	$1.2	$1.2
(1) Expense consists of director compensation to be settled with Common Shares, or Common Shares and cash.

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
10.         ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (OCI), NET OF TAX

	Three months ended June 30		Six months ended June 30
	2024	2023	2024	2023
Translation adjustments:
Opening balance of foreign currency translation account	$(31.4)	$(26.2)	$(28.1)	$(24.7)
Foreign currency translation adjustments	(2.1)	(3.1)	(5.4)	(4.6)
Closing balance of foreign currency translation account	$(33.5)	$(29.3)	$(33.5)	$(29.3)

Foreign exchange derivatives (ii):
Opening balance of unrealized net gain (loss) on currency forward cash flow hedges	$(3.7)	$—	$—	$—
Net loss on currency forward cash flow hedges(i)	(10.5)	—	(20.1)	—
Reclassification of net loss (gain) on currency forward cash flow hedges to operations(i)	4.3	—	10.2	—
Closing balance of unrealized net loss on currency forward cash flow hedges(i)	$(9.9)	$—	$(9.9)	$—

Interest rate swap derivatives (ii):
Opening balance of unrealized net gain on interest rate swap cash flow hedges	$3.7	$—	$—	$—
Net gain on interest rate swap cash flow hedges(i)	1.4	—	5.6	—
Reclassification of net loss (gain) on interest rate swap cash flow hedges to operations(i)	(0.5)	—	(1.0)	—
Closing balance of unrealized net gain on interest rate swap cash flow hedges(i)	$4.6	$—	$4.6	$—

Employment benefit:
Opening balance of pension and non-pension post-employment benefit account(i)	$27.4	$35.9	$27.9	$36.8
Amortization of net gain on pension and non-pension post-employment benefit plans(i)	(0.5)	(0.8)	(1.0)	(1.7)
Closing balance of pension and non-pension post-employment benefit account(i)	$26.9	$35.1	$26.9	$35.1

Accumulated other comprehensive income (loss)	$(11.9)	$5.8	$(11.9)	$5.8

(i) Amounts were net of immaterial tax.
(ii)     Our foreign exchange and interest rate swap derivatives that we entered into prior to 2024, were not designated as effective cash flow hedges under GAAP until January 1, 2024. As a result, these derivatives did not qualify for hedge accounting in 2023, such that changes in their fair values were marked-to-market through our consolidated statement of operations (as miscellaneous expense (income)) instead of being deferred in accumulated OCI (AOCI) in 2023. See note 15.

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
11.             RESTRUCTURING AND OTHER CHARGES, NET OF RECOVERIES

	Three months ended June 30		Six months ended June 30
	2024	2023	2024	2023
Restructuring charges (a)	$5.6	$5.2	$10.7	$9.5
Transition Costs (b)	4.8	—	4.8	—
Acquisition Costs (c)	1.1	—	2.1	0.3
Other recoveries (d)	—	(1.7)	(1.3)	(1.7)
	$11.5	$3.5	$16.3	$8.1

(a)    Restructuring:

Our restructuring activities for Q2 2024 and 1H 2024 consisted primarily of actions to adjust our cost base to address reduced levels of demand in certain of our businesses and geographies.

We recorded cash restructuring charges of $5.6 and $10.0 in Q2 2024 and 1H 2024, respectively (Q2 2023 — $2.3; 1H 2023 — $6.6), primarily for employee termination costs. We recorded nil non-cash restructuring charges in Q2 2024 and $0.7 in non-cash restructuring charges in 1H 2024, consisting primarily of accelerated depreciation of equipment related to disengaging programs (Q2 2023 and 1H 2023 — $2.9, consisting primarily of the accelerated depreciation of equipment, building improvements and ROU assets related to disengaging programs and vacated properties). At June 30, 2024, our restructuring provision was $3.7 (December 31, 2023 — $3.6), which we recorded in the current portion of provisions on our consolidated balance sheet.

(b)    Transition Costs:
Transition Costs consist of costs recorded in connection with: (i) the transfer of manufacturing lines from closed sites to other sites within our global network; (ii) the sale of real properties unrelated to restructuring actions; and (iii) specified charges related to the Purchaser Lease (defined below). Transition Costs consist of direct relocation and duplicate costs (such as rent expense, utility costs, depreciation charges, and personnel costs) incurred during the transition periods, as well as cease-use and other costs incurred in connection with idle or vacated portions of the relevant premises that we would not have incurred but for these relocations, transfers and dispositions.
In March 2019, as part of our Toronto real property sale, we entered into a 10-year lease with the purchaser of such property for our then-anticipated headquarters, to be built by such purchaser on the site of our former location (Purchaser Lease). Due to a number of construction-related commencement date delays, in November 2022, we extended (on a long-term basis) the lease on our current corporate headquarters, and in the third quarter of 2023, we executed a sublease for a portion of the leased space under the Purchaser Lease (Sublease). The Purchaser Lease commenced in June 2024 and related ROU assets and lease liabilities were recognized in our consolidated financial statements. Consistent with our prior treatment of duplicate costs incurred as a result of our 2019 Toronto real property sale, we recorded Transition Costs of $4.8 in Q2 2024 and 1H 2024, related to the sublet of the Purchaser Lease. We incurred no Transition Costs in Q2 2023 and 1H 2023.
(c)    Acquisition Costs:

We incur consulting, transaction and integration costs relating to potential and completed acquisitions. We also incur charges or releases related to the subsequent re-measurement of indemnification assets or the release of indemnification or other liabilities recorded in connection with acquisitions, when applicable. Collectively, these costs, charges and releases are referred to as Acquisition Costs (Recoveries).

We recorded Acquisition Costs of $1.1 in Q2 2024 related to the acquisition of NCS (see note 4), and $2.1 in 1H 2024 related to the acquisition of NCS and other potential acquisitions (Q2 2023 — nil; 1H 2023 — $0.3 related to potential acquisitions).

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
(d)    Other recoveries, net of costs:

Other recoveries of $1.3 in 1H 2024 consisted of legal recoveries in connection with the settlement of class action lawsuits (for component parts purchased in prior periods) in which we were a plaintiff (Q2 2023 and 1H 2023 — $2.7). In Q2 2023 and 1H 2023, we also recorded an aggregate of $1.0 of costs, substantially all of which consisted of fees and expenses of the Secondary Offering (see note 9).

12.    MISCELLANEOUS EXPENSE (INCOME)

The components of miscellaneous expense (income) for the periods indicated are as follows:

		Three months ended June 30		Three months ended	Six months ended June 30
	Note	2024	2023		2024	2023
Components of net periodic benefit cost other than the service cost related to pension and post-employment benefit plans	13	$0.3	$(0.3)		$0.6	$(0.7)
Loss (gain) recognized on derivative instruments:	15
Interest rate swaps		2.5	(6.8)		5.2	(4.8)
Foreign exchange forwards		1.6	6.9		5.2	5.9
TRS FVAs(1)		—	(5.0)		—	(4.8)
		$4.4	$(5.2)		$11.0	$(4.4)

(1) In 2024, TRS FVAs were recorded in cost of sales and SG&A. See note 15.

Our foreign exchange, interest rate swap and TRS derivatives that we entered into prior to 2024, were not designated as cash flow or economic hedges under GAAP until January 1, 2024. Certain gains and losses related to changes in their fair values were marked-to-market through miscellaneous expense (income).

13.    PENSION AND NON-PENSION POST-EMPLOYMENT BENEFIT PLANS

The components of net periodic benefit cost for the periods indicated are as follows:

	Pension Benefits		Other Benefits		Pension Benefits		Other Benefits
	Three months ended		Three months ended		Six months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Service cost	$1.1	$0.7	$0.9	$0.8	$2.2	$1.4	$1.8	$1.6
Interest cost	2.4	2.5	0.7	0.4	4.8	5.0	1.4	0.8
Expected return on plan assets	(2.3)	(2.4)	—	—	(4.6)	(4.8)	—	—
Amortization of net (gain)	—	—	(0.5)	(0.8)	—	(0.1)	(1.0)	(1.6)
Net periodic benefit cost	$1.2	$0.8	$1.1	$0.4	$2.4	$1.5	$2.2	$0.8

The components of net periodic benefit cost, other than the service cost component, are included in miscellaneous expense (income) in our consolidated statement of operations. See note 12. We generally record the service cost component in cost of sales and SG&A depending on the nature of the expenses.

14.         INCOME TAXES

Interim period income tax expense or recovery is determined by multiplying the year-to-date earnings or losses before tax by management’s best estimate of the overall annual effective income tax rate, taking into account the tax effect of certain items recognized in the interim period. As a result, the effective income tax rates used in our interim financial statements may differ from management’s estimate of the annual effective tax rate for the annual financial statements. Our estimated annual effective

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
income tax rate varies as the quarters progress, for various reasons, including as a result of the mix and volume of business in various tax jurisdictions within the Americas, Europe and Asia, in jurisdictions with tax holidays and tax incentives, and in jurisdictions for which a valuation allowance has been recognized to reduce net deferred tax assets to nil because management believes that it is more likely than not that the benefit will not be realized (i.e., based on our review of financial projections, no estimated future taxable profit will be available against which tax losses and deductible temporary differences could be utilized). Our annual effective income tax rate can also vary due to the impact of restructuring charges, foreign exchange fluctuations, operating losses, cash repatriations, and changes in our provisions related to tax uncertainties.

Our Q2 2024 net income tax expense of $18.5 included $16.2 of year-to-date incremental income taxes due to the enactment of Pillar Two (global minimum tax) legislation in Canada, and incremental withholding tax accrued to minimize its impact (Pillar Two Impact), offset in part by the reversal of $4.0 in withholding taxes that were accrued in the first quarter of 2024 in connection with the then-anticipated repatriation of undistributed earnings from certain of our Asian subsidiaries and the recognition of $7.5 of previously unrecognized deferred tax assets in our U.S. group of subsidiaries (DTA Recognition) as a result of our NCS acquisition. Our 1H 2024 net income tax expense of $31.9 included the $16.2 Pillar Two Impact, offset in part by the $7.5 DTA Recognition and $5.6 of reversals of tax uncertainties (Reversals) relating to one of our Asian subsidiaries. Taxable foreign exchange impacts were not significant in Q2 2024 or 1H 2024. The DTA Recognition offset the net deferred income tax liabilities recorded on our consolidated balance sheet that arose in connection with the NCS acquisition. See note 4.

Our Q2 2023 net income tax expense of $8.4 included a $2.0 tax expense arising from taxable temporary differences associated with the anticipated repatriation of undistributed earnings from certain of our Asian subsidiaries (Repatriation Expense). Our 1H 2023 net income tax expense of $21.0 was favorably impacted by $5.5 in Reversals relating to one of our Asian subsidiaries, partially offset by a $3.3 Repatriation Expense. Taxable foreign exchange impacts were not significant in Q2 2023 or 1H 2023.

15.          FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Our financial assets are comprised primarily of cash and cash equivalents, A/R, and derivatives used for hedging purposes. Our financial liabilities are comprised primarily of accounts payable, certain accrued and other liabilities, the New Term Loans, borrowings under the Revolver, lease obligations, and derivatives used for hedging purposes.

Currency risk:

The majority of our currency risk is driven by operational costs, including income tax expense, incurred in local currencies by our subsidiaries. We cannot predict changes in currency exchange rates, the impact of exchange rate changes on our operating results, nor the degree to which we will be able to manage the impact of currency exchange rate changes. Such changes could have a material effect on our business, financial performance and financial condition. We enter into foreign currency forward contracts and foreign currency swaps to hedge our foreign currency risk related to anticipated future cash flows, monetary assets and monetary liabilities denominated in foreign currencies.

Our foreign currency forwards and swaps entered into prior to 2024 were not designated as effective cash flow hedges under GAAP. As such, the criteria for hedge accounting had not been met and changes in the fair value of those derivatives were marked-to-market through our consolidated statement of operations (miscellaneous expense (income)) instead of being deferred in AOCI. Starting in January 2024, foreign currency forward contracts and swaps were designated as cash flow hedges when the hedging relationship is effective and meets the hedge accounting criteria.

Equity price risk:

We are party to the TRS Agreement with a third-party bank with respect to an original notional amount of 3.0 million of our Common Shares (Original Notional Amount) to manage our cash flow requirements and exposure to fluctuations in the price of our Common Shares in connection with the settlement of certain outstanding equity awards under our SBC plans. The counterparty under the TRS Agreement is obligated to make a payment to us upon its termination (in whole or in part) or

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
expiration (Settlement) based on the increase (if any) in the value of the TRS (as defined in the TRS Agreement) over the agreement’s term, in exchange for periodic payments made by us based on the counterparty’s Common Share purchase costs and SOFR plus a specified margin. Similarly, if the value of the TRS (as defined in the TRS Agreement) decreases over the term of the TRS Agreement, we are obligated to pay the counterparty the amount of such decrease upon Settlement. The change in value of the TRS is determined by comparing the average amount realized by the counterparty upon the disposition of purchased Common Shares to the average amount paid for such shares. By the end of the first quarter of 2023, the counterparty had acquired the entire Original Notional Amount at a weighted average price of $12.73 per share. The TRS Agreement provides for automatic annual one-year extensions (subject to specified conditions), and may be terminated (in whole or in part) by either party at any time. In each of September 2023 and February 2024, we terminated a portion of the TRS Agreement by reducing the Original Notional Amount by 0.5 million Common Shares and 1.25 million Common Shares, respectively, and received $5.0 and $32.3, respectively, from the counterparty in connection therewith, which we recorded in cash provided by financing activities in our consolidated statement of cash flows.

Interest rate risk:

Borrowings under the Credit Facility expose us to interest rate risk due to the potential variability of market interest rates (see note 8). In order to partially hedge against our exposure to interest rate variability on our New Term Loans, we are party to various agreements with third-party banks to swap the variable interest rate with a fixed rate of interest for a portion of the borrowings thereunder. At June 30, 2024, we had interest rate swaps hedging the interest rate risk associated with $130.0 of our Term A Loan borrowings and $200.0 of our Term B Loan borrowings, each of which expire in December 2025. Prior to the June 2024 Amendment, these interest rate swaps were used to hedge $100.0 of our Initial Term Loan borrowings and $230.0 of our Incremental Term Loan borrowings. The option to cancel up to $50.0 of the notional amount of the interest rate swaps on the Incremental Term Loan from January 2024 through October 2025 was terminated in January 2024.

Our interest rate swap agreements entered into prior to 2024 were not designated as effective cash flow hedges under GAAP. As such, the criteria for hedge accounting had not been met and changes in the fair value of those derivatives were marked-to-market through our consolidated statement of operations (as miscellaneous expense (income)) instead of being deferred in AOCI. Commencing in January 2024, interest rate swaps are designated as cash flow hedges when the hedge relationship is effective and meets the hedge accounting criteria.

At June 30, 2024, the interest rate risk related to $420.0 of borrowings under the Credit Facility was unhedged, consisting of unhedged amounts outstanding under the New Term Loans ($300.0 under the Term B Loan and $120.0 under the Term A Loan). See note 8.

Credit risk:

Credit risk refers to the risk that a counterparty may default on its contractual obligations resulting in a financial loss to us. We believe our credit risk of counterparty non-performance continues to be relatively low. We are in regular contact with our customers, suppliers and logistics providers, and have not experienced significant counterparty credit-related non-performance in 2023 or 1H 2024. However, if a key supplier (or any company within such supplier's supply chain) or customer fails to comply with their contractual obligations, this could result in a significant financial loss to us. We would also suffer a significant financial loss if an institution from which we purchased foreign currency exchange contracts and swaps, interest rate swaps, or annuities for our pension plans, or the counterparty to our TRS Agreement, defaults on their contractual obligations. With respect to our financial market activities, we have adopted a policy of dealing only with counterparties we deem to be creditworthy to help mitigate the risk of financial loss from defaults. No material adjustments were made to our allowance for credit losses during Q2 2024 or 1H 2024 in connection with our ongoing credit risk assessments.

Liquidity risk:

Liquidity risk is the risk that we may not have cash available to satisfy our financial obligations as they come due. We manage liquidity risk through maintenance of cash on hand and access to the various financing arrangements described in notes 5 and 8.

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)
Fair values:

We estimate the fair value of each class of financial instrument. The carrying values of cash and cash equivalents, A/R, accounts payable, accrued liabilities and provisions and our borrowings under the Revolver approximate their fair values due to their short-term nature. The carrying value of the Term Loans approximates their fair value as they bear interest at a variable market rate. The fair values of foreign currency contracts are estimated using generally accepted valuation models based on a discounted cash flow analysis with inputs of observable market data, including currency rates and discount factors. Discount factors are adjusted by our own credit risk or the credit risk of the counterparty, depending on whether the fair values are in liability or asset positions, respectively. We obtained third-party valuations of the swaps under our interest rate swap agreements and the TRS Agreement. The valuations of our interest rate swap agreements are primarily measured through various pricing models or discounted cash flow analyses that incorporate observable market parameters, such as interest rate yield curves and volatility, and credit risk adjustments. The valuation of the TRS is primarily measured by reference to observable market data, including movements in the price of our Common Shares over the valuation period and the volume weighted average price of counterparty Common Share purchases, adjusted for required interest payments based on SOFR, the rate applicable to the TRS Agreement. The valuations of foreign currency contracts, interest rate swaps and the TRS Agreement are based on Level 2 data inputs of the fair value measurement hierarchy.

Hedging activities:

The tables below present information regarding the fair values of derivative instruments and the effects of derivative instruments on our consolidated financial statements:

Derivatives not designated as hedging instruments (economic hedges):

	Asset Derivatives			Liability Derivatives
		Fair Value			Fair Value
	Balance sheet classification	June 30, 2024	December 31, 2023	Balance sheet classification	June 30, 2024	December 31, 2023
Foreign currency contracts	Other current assets	$4.8	$15.8	Other current liabilities	$2.6	$9.3
TRS	Other current assets	$55.5	$40.6	Other current liabilities	$—	$—
Interest rate swaps	Other current assets	$—	$2.2	Other current liabilities	$—	$—
Interest rate swaps	Other non-current assets	$—	$11.0	Other non-current liabilities	$—	$—

Location of Loss (Gain) Recognized	Amount of Loss (Gain) Recognized in Income
	Three months ended June 30		Three months ended	Six months ended June 30
	2024	2023		2024	2023
Foreign currency contracts
Cost of sales	$0.3	$—		$0.4	$—
SG&A	$(2.2)	$—		$2.3	$—
Miscellaneous expense (income)	$—	$6.9		$—	$5.9
TRS
Cost of sales	$(7.1)	$—		$(19.9)	$—
SG&A	$(8.6)	$—		$(27.3)	$—
Miscellaneous expense (income)	$—	$(5.0)		$—	$(4.8)
Interest rate swaps
Finance costs	$—	$—		$—	$—
Miscellaneous expense (income)	$—	$(6.8)		$—	$(4.8)

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)

Derivatives designated as cash flow hedges:

	Asset Derivatives		Liability Derivatives
	Balance sheet classification	Fair Value at June 30, 2024 (3)	Balance sheet classification	Fair Value at June 30, 2024 (3)
Foreign currency contracts (1)	Other current assets	$0.6	Other current liabilities	$11.6
Interest rate swaps (2)	Other non-current assets	$12.6	Other non-current liabilities	$—
(1)    In the next twelve months, we estimate that $9.9 of existing losses, net of tax, will be reclassified from AOCI into our consolidated statement of operations, to offset transactions denominated in foreign currencies. The maximum length of time we hedge our exposure to the variability in future cash flows for forecasted foreign currency transactions is 12 months.
(2) In the next twelve months, we estimate that $3.3 of existing gains, net of tax, will be reclassified from AOCI into our consolidated statement of operations, to offset interest payments. The maximum length of time that we hedge our exposure to the variability in future cash flows for forecasted interest payments is 1.5 years.
(3)    Prior to 2024, we had no foreign currency contracts or interest rate swaps designated as cash flow hedges under GAAP. Commencing in January 2024, we designated foreign currency forward contracts and interest rate swaps as cash flow hedges when the hedging relationship is effective and meets the hedge accounting criteria.

Loss (gain) reclassified from AOCI into income(1)	Three months ended	Six months ended
	June 30, 2024	June 30, 2024
Foreign currency contracts
Cost of sales	$3.4	$5.9
SG&A	$0.1	$0.4
Miscellaneous expense (income)	$1.6	$5.2

Interest rate swaps
Finance costs	$(3.1)	$(6.2)
Miscellaneous expense (income)	$2.5	$5.2
(1)    Nil effects of cash flow hedges were recorded within these line items during Q2 2023 and 1H 2023 and hence were not presented.

See note 10 for activities we recorded in AOCI related to our interest rate swap cash flow hedges and foreign currency forward contracts cash flow hedges in Q2 2024.

16.    EARNINGS PER SHARE

Basic and diluted earnings per share are calculated by dividing net earnings by the following weighted average number of shares:

	Three months ended June 30		Six months ended June 30
(in millions)	2024	2023	2024	2023
Basic weighted average number of shares outstanding	118.8	120.3	118.9	120.9
Dilutive effect of outstanding awards under SBC plans	0.6	—	0.4	—
Diluted weighted average number of shares outstanding	119.4	120.3	119.3	120.9

For Q2 2024 and 1H 2024, we excluded nil (Q2 2023 — 0.3 million; 1H 2023 — 0.3 million ) stock options from the diluted weighted average number of shares calculation as they were out-of-the-money. References to shares in this note are to our Common Shares and MVS taken collectively.

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CELESTICA INC.
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions of U.S. dollars, except percentages and per share amounts)
(unaudited)

17.         COMMITMENTS AND CONTINGENCIES

Guarantees:

We have contingent liabilities in the form of L/Cs, letters of guarantee and surety bonds (collectively, Guarantees) which we have provided to various third parties. The Guarantees cover various payments, including customs and excise taxes, utility commitments and certain bank guarantees. See note 8 for detail.

Litigation:

In the normal course of our operations, we may be subject to lawsuits, investigations and other claims, including environmental, labor, product, customer disputes, and other matters. Management believes that adequate provisions have been recorded where required. Although it is not always possible to estimate the extent of potential costs, if any, we believe that the ultimate resolution of all such pending matters will not have a material adverse impact on our financial performance, financial position or liquidity.

Taxes and Other Matters:

In 2021, the Romanian tax authorities issued a final assessment in the aggregate amount of approximately 31 million Romanian leu (approximately $7 at Q2 2024 period-end exchange rates), for additional income and value-added taxes for one of our Romanian subsidiaries for the 2014 to 2018 tax years. In order to advance our case to the appeals phase and reduce or eliminate potential interest and penalties, we paid the Romanian tax authorities the full amount assessed in 2021 (without agreement to all or any portion of such assessment). We believe that our originally-filed tax return positions are in compliance with applicable Romanian tax laws and regulations, and intend to vigorously defend our position through all necessary appeals or other judicial processes.

The successful pursuit of assertions made by any government authority, including tax authorities, could result in our owing significant amounts of tax or other reimbursements, interest and possibly penalties. We believe we adequately accrue for any probable potential adverse ruling. However, there can be no assurance as to the final resolution of any claims and any resulting proceedings. If any claims and any ensuing proceedings are determined adversely to us, the amounts we may be required to pay could be material, and in excess of amounts accrued.

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